RESOLUTIONS OF THE BOARD OF

DIRECTORS OF PYROTEC, INC.

Present:

Jon Dyer (Chairman of the Board)
Amy Roy-Haeger
Jeremy Morgan
Mark Rynearson (Secretary)
Matthew Dekutoski
Srinath Bramadesam

Date:

July 20, 2012

The Board of Directors for PyroTec, Inc., a Delaware corporation (the "Corporation") having called a telephonic special meeting under Article II, Section 2.4.2 of the Corporation's Bylaws (the "Bylaws"), and with a quorum present under Article II, Section 2.5 of the Bylaws, vote and resolve, pursuant to a majority vote amongst the directors, as follows:

RESOLVED, that a three director committee be organized consisting of Amy Roy-Haeger, Mark Rynearson and Jon Dyer to correspond and communicate with Resource Recycling Limited, Inc. related to all matters affecting the licensed technology, and to evaluate any and all options associated with a contingency plan in the event the company is unable to exercise the licensing fee option by or before July 31, 2012.

RESOLVED, that a three director committee be organized consisting of Amy Roy-Haeger, Mark Rynearson and Srinath Bramadesam, and third-party, Jean Jacober (subject to his approval in serving), to evaluate and establish a global plan, including but not limited to financial projections and revenue sources.

RESOLVED, that any and all actual or perceived conflicts of interest in Mark Rynearson serving on the above-referenced committees shall be waived.

RESOLVED, that Jon Dyer has authority to execute these resolutions.

RESOLVED, that any and all actions of the Board of Directors are ratified as being in the best interests of the Corporation.

RESOLVED:

/s/ Jon Dyer
JON DYER
CHAIRMAN OF THE BOARD